Exhibit 12


THE MONTANA POWER COMPANY

Computation of Ratio of Earnings to Fixed Charges
(Dollars in Thousands)


	Twelve Months Ended
	December 31,
		1998	1997	1996

Net Income	$	162,761	$	127,985	$	119,147

Income Taxes		78,174		61,870		72,813
	$	240,935	$	189,855	$	191,960



Fixed Charges:
	Interest	$	66,275	61,720	50,937
	Amortization of Debt Discount,
		Expense and Premium	1,556	1,538	1,610
	Rentals		34,999		34,671		34,470
			$	102,830	$	97,929	$	87,017



Earnings Before Income Taxes
	and Fixed Charges	$	343,765	$	287,784	$	278,977



Ratio of Earning to Fixed Charges		3.34 x		2.94 x		3.21 x

Exhibit 12


THE MONTANA POWER COMPANY

Computation of Ratio of Earnings to Fixed Charges
(Dollars in Thousands)


	Twelve Months Ended
	December 31,
		1995	1994	1993

Net Income	$	59,053	$	115,963	$	107,196

Income Taxes		21,573		53,152		54,120
	$	80,626	$	169,115	$	161,316



Fixed Charges:
	Interest	$	47,330	$	44,096	$	48,142
	Amortization of Debt Discount,
		Expense and Premium	1,567	1,666	1,768
	Rentals		35,300		36,586		36,631
			$	84,197	$	82,348	$	86,541



Earnings Before Income Taxes
	and Fixed Charges	$	164,823	$	251,463	$	247,857



Ratio of Earning to Fixed Charges		1.96 x		3.05 x		2.86 x

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